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                                  EXHIBIT 4.21

                        ACKNOWLEDGEMENT AND CONFIRMATION

TO:  James E.H. Darby
     550 Lowry Lane
     North Vancouver, British Columbia, V7G 1R3

     (the "Lender")

The undersigned refers to:

1. the loan consolidation agreement made effective as of the 1st day of October, 2003 (as amended, renewed or replaced from time to time the "Loan Agreement") between the Lender and Consolidated Envirowaste Industries Inc. (the "Borrower");

2. the general security agreement dated August 30, 1999 ("GSA") granted by the undersigned in favour of the Lender; and

3. the guarantee and postponement of claim dated February 10, 2004 (the "Guarantee") executed and delivered by the undersigned to the Lender, with respect to the debts and liabilities of the Borrower to the Lender under or pursuant to the Loan Agreement.

In consideration of the Lender entering into the Loan Agreement with the Borrower the undersigned hereby acknowledges, agrees and confirms to the Lender that the GSA is also delivered to the Lender and held by the Lender as collateral security for the obligations of the undersigned to the Lender under the Guarantee.

Dated this 10th day of February, 2004.

THE ANSWER GARDEN PRODUCTS LTD.

Per: "Doug Halward"
      -------------------------
      Authorized Signatory